EXHIBIT 99.1

NEWS RELEASE

HireRight, Inc. Reports Fourth Quarter and Full Year 2007 Results

•                  Service revenue for fourth quarter increased 21.2% to $15.6 million from fourth quarter of 2006

•                  Gross profit increased 27.0% year-over-year to $8.0 million for the fourth quarter, yielding a margin on service revenue of 51.6%, compared to 49.3% in fourth quarter of 2006

•                  Operating income in the fourth quarter increased to $1.5 million from $969,000 in fourth quarter of 2006

IRVINE, CA, February 21, 2008 - HireRight, Inc. (NasdaqGM: HIRE), a leading provider of on-demand employment screening solutions, today announced financial results for the fourth quarter and full year 2007, which ended December 31, 2007.

Service revenue for the quarter ended December 31, 2007 increased 21.2% to $15.6 million, compared to $12.8 million in the quarter ended December 31, 2006. Gross profit for the quarter rose to $8.0 million from $6.3 million in the prior year quarter. Gross profit as a percentage of service revenue rose to 51.6%, compared to 49.3% in the same quarter a year ago.

HireRight chairman and chief executive officer, Eric Boden, stated, “Our financial results for the fourth quarter were strong, with growth from both existing customers and new customer additions driving better than expected revenue growth.  In the fourth quarter, we saw positive results from the addition of large enterprise customers and a significant number of middle market customers. We believe that our growth drivers remain intact, and we intend to continue to invest in expanding market opportunities.”

The company intends to provide certain financial guidance for the first quarter and full year 2008 during its conference call scheduled for later today.  Information relating to the conference call is set forth below.

Income from operations was approximately $1.5 million for the fourth quarter of 2007, compared to $969,000 during the same prior year period. Net income was $1.3 million for the quarter ended December 31, 2007 compared to $586,000 for the quarter ended

December 31, 2006.  The effective tax rate for the fourth quarter of 2007 was approximately 35.9%.

For the full year 2007, service revenue was $62.9 million, an increase of approximately 20% from $52.5 million in the prior year.  Gross profit for 2007 was $33.7 million, or 53.6% as a percent of service revenue.  Income from operations was $9.1 million for the year, representing growth of 43.5% on a year-over-year basis and an operating margin as a percent of service revenue of 14.5%.  Based on a 39.7% effective tax rate for the year, net income was $6.2 million in 2007, resulting in diluted earnings per share of $0.60.

Cash and equivalents and short-term investments at December 31, 2007 were $55.4 million, compared to $8.2 million as of December 31, 2006.  Cash and equivalents and short-term investments increased primarily as a result of a combination of the IPO proceeds and cash flow from operating activities.

Conference Call

HireRight’s fourth quarter and 2007 full year results and the company’s outlook for the first quarter and full year 2008 will be discussed during a conference call today, February 21, 2008 at 5:00 pm Eastern Time, via teleconference and webcast. The dial-in number is (866) 700-0161 within the United States, and (617) 213-8832 outside the United States. The teleconference pass code is 50067681. You can also access a live broadcast of the call by visiting our website at http://ir.hireright.com. A replay will be available for one month at the same web address or by phone at (888) 286-8010 or (617) 801-6888 outside the United States, with pass code 84112526.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This message may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, our expectations regarding our financial condition and results of operations, our belief that our growth drivers remain intact, and our optimism regarding future growth. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, the various risks and uncertainties described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the period ended June 30, 2007, and the general economic and political conditions and specific conditions that may impact our operations, including hiring trends. Further information on HireRight, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Registration Statement on Form S-1, our

Quarterly Report on Form 10-Q for the period ended June 30, 2007, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

About HireRight

HireRight is a leading provider of on-demand employment background and drug screening solutions that help organizations efficiently implement, manage and control screening programs. Many companies, including more than 60 of the Fortune 500, currently trust HireRight because the company delivers customer-focused solutions that provide greater efficiency and faster results. HireRight also provides pre-integrated employment screening services through enterprise e-recruiting solutions from top providers such as Oracle/PeopleSoft, Taleo, Vurv, ADP/VirtualEdge and PeopleAdmin. HireRight’s worldwide headquarters are located in Irvine, California with offices and affiliates around the globe. For more information, visit the company’s web site at www.hireright.com.

Contact:

Media Relations:
Strategies
Lindsay Thompson, 714-957-8880 ext. 128
Lindsay@strategiesadpr.com
Or
Investor Relations:
ICR
Garo Toomajanian, 949-428-5855
ir@hireright.com

HIRERIGHT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(in thousands, except share amounts)	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,819	$4,201
Restricted cash	—	120
Short-term investments	37,600	4,031
Accounts receivable, net of allowance for doubtful accounts of $153 and $131 at December 31, 2007 and 2006, respectively, and reserve for sales allowances of $139 and $154 at December 31, 2007 and 2006, respectively	10,002	9,628
Prepaid expenses and other current assets	1,216	955
Deferred tax asset - current	1,331	3,518

Total current assets	67,968	22,453
Property and equipment, net of accumulated depreciation and amortization of $5,597 and $4,486 at December 31, 2007 and 2006, respectively	2,003	1,583
Other assets	486	646
Deferred tax asset - non-current	964	1,151

TOTAL	$71,421	$25,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,428	$4,480
Accrued liabilities	1,228	1,210
Accrued payroll and benefits	3,790	3,731
Capital lease liability	—	4
Total current liabilities	8,446	9,425
Other liabilities	203	—
Total liabilities	8,649	9,425

COMMITMENTS AND CONTINGENCIES

Series C redeemable convertible preferred stock, $0.01 par value—0 and 6,794,579 shares authorized, issued and outstanding (aggregate liquidation preference of $13,000) at December 31, 2007 and 2006, respectively	—	13,000
Series E redeemable convertible preferred stock, $0.01 par value—0 and 17,500,000 shares authorized, 0 and 17,246,579 shares issued and outstanding (aggregate liquidation preference of $12,180) at December 31, 2007 and 2006, respectively	—	12,180
STOCKHOLDERS’ EQUITY:
Preferred stock, 10,000,000 shares authorized, $0.01 par value—none issued and outstanding	—	—
Preferred stock, 50,000,000 shares authorized:
Series A redeemable convertible preferred stock, $0.01 par value—none issued and outstanding	—	—
Series B convertible preferred stock, $0.01 par value—0 and 854,632 shares authorized, issued and outstanding (aggregate liquidation preference of $2,000) at December 31, 2007 and 2006, respectively	—	2,000
Common stock, $0.01 par value—100,000,000 shares authorized; 11,233,597 and 1,956,115 shares issued and outstanding at December 31, 2007 and 2006, respectively	112	20
Additional paid-in capital	68,071	847
Other comprehensive gain—currency translation	12	14
Accumulated deficit	(5,423)	(11,653)
Net stockholders’ equity (deficit)	62,772	(8,772)
TOTAL	$71,421	$25,833

HIRERIGHT, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2007	2006	2007	2006
REVENUE:
Service revenue	$15,558	$12,832	$62,895	$52,453
Reimbursed fee revenue	1,592	1,353	6,500	5,644

Total revenue	17,150	14,185	69,395	58,097

COST OF REVENUE:
Cost of service revenue	7,522	6,504	29,175	26,101
Reimbursed fees paid	1,592	1,353	6,500	5,644

Total cost of revenue	9,114	7,857	35,675	31,745

GROSS PROFIT	8,036	6,328	33,720	26,352

OPERATING EXPENSES:
Research and development	1,114	1,065	4,028	3,779
Sales and marketing	2,967	2,541	10,625	8,676
General and administrative	2,497	1,753	9,929	7,531

Total operating expenses	6,578	5,359	24,582	19,986

INCOME FROM OPERATIONS	1,458	969	9,138	6,366

OTHER INCOME (EXPENSE):
Interest income	603	77	1,228	160
Interest expense	—	(35)	1	(74)
Other expense—net	(12)	(7)	(32)	(27)

Total other income —net	591	35	1,197	59

INCOME BEFORE INCOME TAXES	2,049	1,004	10,335	6,425

INCOME TAX PROVISION (BENEFIT)	735	418	4,104	(4,469)

NET INCOME	1,314	586	6,231	10,894
Preferred stock dividends	—	(544)	—	(2,174)
Income allocable to preferred stockholders	—	(19)	—	(6,697)

NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS	$1,314	$23	$6,231	$2,023

EARNINGS PER SHARE:
Basic	$0.12	$0.01	$1.13	$1.12
Diluted	$0.11	$0.00	$0.60	$0.73

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
Basic	11,233	1,895	5,523	1,811
Diluted	12,172	2,918	10,372	2,766